EXHIBIT 10.1

July 2, 2015

Alexander E. Mandel

Dear Alex,

This letter references our mutual agreement to amend your employment offer letter dated July 27, 2012 (the “Offer Letter”) and the change of control letter dated July 27, 2012 (the “CIC Letter”), as follows. Capitalized terms used herein and not defined have the same meaning as set forth in the Offer Letter.

1.    All references in the Offer Letter to the CIC Letter are to the CIC Letter defined in this letter.

2.    With respect to the paragraph in the Offer Letter entitled “Termination of Employment; Severance”, if you do not execute the Waiver and Release in the form attached hereto as Exhibit A within forty-five (45) days following the effective date of termination of your employment by the Company without Cause or by you for Good Reason, or if you revoke the Waiver and Release within the time permitted therein, your eligibility to the payments and benefits described in clauses (a) and (b) in such paragraph shall immediately become null and void.

3.    With respect to the fourth paragraph of the CIC Letter, if you do not execute a general release of claims in favor of the Company in the form attached hereto as Exhibit A, with the addition of the Restrictive Covenants set forth in the CIC Letter, within forty-five (45) days following the effective date of termination of your employment in the circumstances described in the third paragraph of the CIC Letter, or if you revoke such general release of claims within the time permitted therein, your eligibility to the payments and benefits described in such third paragraph shall immediately become null and void.

4.    The last three sentences in the paragraph in the Offer Letter entitled “Termination of Employment; Severance” are hereby deleted and replaced with the following sentences:

So long as you timely execute and do not revoke the Waiver and Release in the form attached as Exhibit A to the letter dated July 2, 2015 amending the terms of your offer, the Base Salary Severance will be paid ninety (90) days after your separation from service and any other nonqualified deferred compensation whose timing of payment was dependent on the effectiveness of the Waiver and Release will be delivered to you ninety (90) days after your separation from service subject to the sixth sentence of the paragraph entitled “Section 409A.” If you obtain other employment or are otherwise compensated for services during the twelve (12) month period following your separation from service, the gross amount of compensation (before any withholding, deductions, or deferrals) you so earn (“Base Salary Severance Offset”) shall be set off against any amounts of the Base Salary Severance that remain unpaid, and, following the date of payment of Base Salary Severance, you agree promptly to repay the Company any Base Salary Severance Offset that was not set off against Base Salary Severance paid. Notwithstanding the foregoing, the Base Salary Severance Offset shall be limited in the aggregate to the prorated amount of the Base Salary Severance for the period beginning on the date you first earn other compensation and ending on the date twelve (12) months from separation from service. For example and purely to hypothetically illustrate the mechanics of the offset and repayment obligation, if your service terminates on July 1, 2015, and you first begin to earn other compensation commencing on October 1, 2015, the total amount of gross compensation (before any withholding, deductions, or deferrals) you earn from October 1, 2015 through the date of payment of the Base Salary Severance will be Base Salary Severance Offset, and such amount shall be set off against such Base Salary Severance payment (or if not so set off, subject to your prompt repayment), but not in excess of 75% of your gross Base Salary Severance (i.e., the prorated amount from October 1, 2015 through July 1, 2016). Further, the amount of further compensation you earn from the date of payment of the Base Salary Severance through July 1, 2016 will be further Base Salary Severance Offset, and therefore must promptly be paid to the Company (), provided that, the combined Base Salary Severance Offset (i.e., the amount set off against the Base Salary Severance payment plus the amount you are obligated to repay to the Company) shall not exceed 75% of your gross Base Salary Severance (i.e., the prorated amount from October 1, 2015 through July 1, 2016). You agree to inform the Company promptly of your employment status and any compensation earned during the twelve (12) months following your separation from service.

5. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or internet (i.e., pdf via email), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party to any such agreement or instrument shall raise the use of a facsimile machine or internet to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or the internet as a defense to the formation of a contract and each such party forever waives any such defense. This letter agreement shall be deemed to be legally binding on both parties at the date and time on which the parties have exchanged each party’s signature to this letter agreement with the other party.

Except as set forth in this letter, the Offer Letter and the CIC Letter remain in full force and effect.

Sincerely,

/s/ Claudette Parham

Claudette Parham
Chief People Officer

Agreed and accepted:

/s/ Alexander E. Mandel	July 2, 2015
Alexander E. Mandel	Date

EXHIBIT A
WAIVER AND GENERAL RELEASE

This Waiver and General Release (“General Release”) is entered into by and between LendingTree, Inc. (the “Company”) and Alexander E. Mandel (“Executive”).
1.Consideration. Executive acknowledges and agrees that the consideration supporting Executive’s waiver and release and covenants under this General Release is provided by and pursuant to (a) the Sections entitled “Termination of Employment; Severance” and “Section 409A” in the Employment Agreement dated as of July 27, 2012, between and among Executive, and the Company (“Employment Agreement”), and (b) the amendment to such Employment Agreement dated July 2, 2015 (“Amendment,” which together with the Employment Agreement is the “Amended Employment Agreement”), for his termination by the Company without Cause effective July 3, 2015 (“Separation from Service Date”). Executive acknowledges that, pursuant the terms of the Amended Employment Agreement, Executive’s entitlement to this consideration is conditioned upon Executive’s execution of this General Release. Executive further acknowledges and agrees that Executive’s waiver and release and the covenants in this General Release are adequately supported by this consideration. Terms that are not defined in this General Release shall have the meaning set forth in the Amended Employment Agreement. Executive shall continue to be paid his Base Salary of $290,000 and remain entitled to employee benefits and the vesting of any outstanding equity awards as an active employee through the Separation from Service Date. In addition, for the avoidance of doubt, the consideration for this General Release is the Base Salary Severance paid in accordance with the Sections entitled “Termination of Employment; Severance” and “Section 409A” of the Amended Employment Agreement and the vesting and, if applicable, the delivery of Executive’s equity awards in the manner set forth in such Sections.

2.No Other Compensation or Benefits. The Company and Executive agree that, except as specifically set forth in this General Release, Executive has no further right to any additional salary, vacation, bonuses, severance, paid leave, or any other type of compensation or benefits of any kind, except as set forth in this General Release, and Executive expressly waives claims for such additional compensation or pay not set forth in this General Release. Executive specifically acknowledges that the consideration provided to Executive pursuant to this General Release and the Amended Employment Agreement substantially exceeds the benefits to which Executive would be entitled in the absence of Executive’s execution of this General Release. Defined terms in this General Release shall have the meanings set forth in the Amended Employment Agreement except as set forth herein.

3.Executive Release and Discharge of Claims. Executive, on behalf of him or herself, his or her heirs, representatives, agents, executors and assigns, hereby irrevocably and unconditionally releases and discharges the Company, its subsidiaries, business units, affiliates, parent companies, past and present, its predecessors and successors and its respective officers, directors, shareholders, Executives, agents, legal counsel, insurance carriers, successors and assigns, past and present (all of the foregoing referred to in this General Release as the “Released Parties”), with respect to any and all claims, liens, covenants, grievances, demands, causes of action, obligations, damages and liabilities, known or unknown, anticipated or unanticipated, contingent or non-contingent, that Executive has had in the past or now has against any Company Released Party, from any and all known and unknown claims, demands and causes of action that Executive may have against the Released Parties arising from or in connection with: (a) the terms and conditions of his employment with the Company (including any agreements between Company and Executive, including but not limited to the change of control letter agreement between the parties dated July 27, 2012 (“CIC Letter”)); (b) the termination of his employment from the Company; and (c) any conduct, actions or omissions, known or unknown, by the Released Parties occurring on or before the date Executive executes this General Release. It is expressly intended, understood and agreed that the claims released by Executive shall include, by way of example and without limitation, all contractual, statutory, common law, federal and state constitutional and other claims, whether known or unknown, based upon:

(a)	Actual or alleged defamation, invasion of privacy, personal inconvenience, damage to Executive’s personal reputation, and intentional or negligent infliction of emotional distress;

(b)
Actual or alleged violations of the employment and discrimination laws of the State of North Carolina, common law and any and all other applicable state, county or local statutes, ordinances or regulations;

(c)
Actual or alleged violations of the federal Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, all federal and state executive orders, the Uniformed Services Employment and Reemployment Rights Act of 1994, and the Equal Pay Act;

(d)
Actual or alleged violations of the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act and state and local wage-hour laws and regulations, and claims under the federal Executive Retirement Income Security Act, including but not limited to claims under Company-sponsored severance and termination pay plans, if any;

(e)
Actual or alleged violations of any other federal or state codes, laws, ordinances, regulations or case law which prohibit employment discrimination, retaliatory termination of employment and employment termination in violation of public policy;

(f)	Actual or alleged breach of express and implied contract and wrongful discharge;

(g)	Claims for Executive’s attorneys’ fees. (collectively (a)-(g), “Executive Released Claims”).

Executive agrees and understands that any claims he may have under the aforementioned statutes, or any other federal, state or local law ordinance, rule or regulation are effectively waived and released by this Agreement. Executive represents that he knows of no claim that he has that has not been released by this paragraph. Executive acknowledges and understands that this paragraph is intended to prevent him from making any claim against the Released Parties regarding any matter or incident relating to or arising from the employment relationship or its termination that occurs up to the date Executive executes this Agreement. Nothing in this General Release shall constitute a release by Executive (or his heirs, successors or assign) (and therefore shall not be included in the definition of “Executive Released Claims”) of: claims for breach or enforcement of this General Release (including with respect to the payment of the consideration for the General Release set forth in paragraph 1), claims to vested benefits under ERISA, rights to indemnity under the by-laws or other governing documents of the Company or under applicable law, rights to coverage under any applicable insurance policy, rights under the Section of the Amended Employment Agreement entitled “Section 280G Limitation”, claims deriving from the imposition on Executive of any additional taxes, interest and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and notices, that would not have been imposed but for a failure by the Company to comply with the requirements of Section III.B and/or XII of IRS Notice 2010-6 with respect to correcting other nonqualified deferred compensation plans containing substantially similar document failures as the Employment Agreement (should such failure occur), any other claims that may not be released under this General Release in accordance with applicable law, any rights to file for unemployment insurance or any claims that arise after the date this General Release is executed by Executive.
Executive represents that he has not filed any complaints, charges, or lawsuits against the Company or any other Released Party with any court or governmental agency. If Executive does file a charge with any government agency, or if any governmental agency prosecutes a charge on behalf of Executive, Executive specifically agrees that he will not be entitled to monetary relief of any kind in connection with resolution of the charge, whether by means of settlement or otherwise, including without limitation back pay, front pay, other damages, fees, or costs. Executive covenants and promises never to file, press, or join in any lawsuit based on any Executive Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed. This General Release shall serve as an absolute defense to any such claims brought by Executive. Executive represents and warrants that Executive is the sole owner of any and all Executive Released Claims that Executive may have, and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Executive Released Claim.
Notwithstanding anything to the contrary in this General Release, in case of any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity made by any Released Party against Executive, whether directly or derivatively, Executive shall not be restricted in any manner from defending himself to the fullest extent permitted by law, including but not limited to asserting against such Released Party, whether directly, through impleader or otherwise, any and all facts and circumstances in his defense, including but not limited to any Executive Released Claims, as defense.

4.Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this General Release. If Executive breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties. In accordance with 29 C.F.R. § 1625.23(b), nothing in this covenant not to sue is intended to preclude Executive from challenging the validity of this Agreement under the OWBPA, 29 U.S.C. § 626(f), with respect to claims under the ADEA, and the Company shall not be entitled to recover any consideration paid under this General Release, damages or its attorneys’ fees and costs resulting from such challenge.

5.No Admission of Wrongdoing or Liability. Nothing contained in this General Release shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company, the Released Parties or Executive of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.Confidentiality, Non-disparagement and Continuing Obligations.

(a)
From and after the Effective Date, LendingTree agrees not to disparage Executive, and Executive agrees not to disparage LendingTree or any LendingTree officers, directors, executives, shareholders, parent companies, affiliates and agents, in any manner likely to be harmful to the parties or their business, business reputation or personal reputation; provided that a party may respond accurately and fully to any question, inquiry or request for information when required by legal process or by any governmental or regulatory agency and can make any truthful statement to the extent necessary in connection with any claim filed in court with respect to enforcement or defense of the provisions of this General Release (a “Dispute”). This General Release shall cover all forms of disparagement, direct or indirect, through any medium or in any venue.

(b)
Additionally, Executive acknowledges that, during his employment with the Company, he may have learned information that is confidential to the Company (“Confidential Information”). Such Confidential Information may have included (among other things): purchasing and product information; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies; profit margins; pricing reports; information concerning claims or potential claims against the Company; personnel information, and any other information of a similar nature. Executive agrees that he will not disclose any Confidential Information to any person (including any Company Executive who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of the Company. Nothing herein shall prevent Executive from disclosing Confidential Information to the extent required by law or by any court or governmental or regulatory agency or in connection with a Dispute.

(c)
Executive acknowledges that his obligations governed by any agreements entered into with Company regarding rights in intellectual property, non-competition and non-solicitation remain in effect pursuant to their original terms.

7.Disclosure. Executive acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Company, any matters for which Executive was responsible or which came to Executive’s attention as an Executive of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company. The Company acknowledges that as of the date it executes this General Release that it does not know of any claims it has or may have against Executive and that he does not owe the Company any money.

8.Company Property and Information. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. On or before July 10, 2015, Executive agrees to return to the Company) all property of the Company in his possession; provided, however, that Executive may destroy duplicate copies of any Company property that may be in his possession or on his personal electronic devices. Executive further represents that after June 10, 2015 he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials. Executive shall further: (1) immediately refrain from accessing any Company Confidential Information stored on any personal electronic devices that were used by Executive for Company purposes; and (2) no later than July 10, 2015 permanently delete and erase any Company Confidential Information stored on any personal devices that were used by Executive for Company purposes.

9.Breach of Agreement. If either party brings a claim for breach of the terms of this General Release, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

10.Binding Effect. This General Release shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.

11.Governing Law. This General Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Any action brought by any party to this General Release shall be brought and maintained exclusively in the state and federal courts sitting in Delaware, and the parties hereby consent and submit themselves to the exclusive venue and personal jurisdiction of said court with respect to all such disputes and controversies.

12.Warranties/Representations. Executive hereby warrants and represents that:

(a)	Throughout his employment, he was fully and appropriately compensated for all hours worked in accordance with the Fair Labor Standards Act and other applicable law, if any.

(b)	He has been provided with all leave to which he is entitled under Company policy and applicable law, including but not limited to the Family and Medical Leave Act.

(c)	He has carefully read and fully understands the comprehensive terms and conditions of this General Release and the releases set forth herein.

(d)	He is executing this General Release knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

(e)	He has consulted with legal counsel of his own choice before executing this General Release;

(f)	He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;

(g)	He is fully satisfied with the terms and conditions of this General Release including, without limitation, the consideration paid to him by the Company;

(h)	He is not waiving rights or claims that may arise after the date this General Release is executed; and

(i)	He has had the right to consider the terms of this General Release for a full 45 days; and he hereby waives any and all rights to any further review period.

13.Compliance with the Older Worker Benefit Protection Act. Executive represents and agrees that he has carefully read and fully understands all the provisions of this General Release, specifically including the General Release of claims included in the General Release. Executive further represents and acknowledges that prior to the execution of this General Release, he has been provided a period of at least 45 days within which to consider the General Release and that Executive has been advised to discuss any and all aspects of this General Release with an attorney of choice during this period at her/his own expense. Executive understands that this General Release may be executed at any time before the 45-day consideration period expires, and that by signing this General Release, Executive acknowledges that he does so freely, knowingly, and voluntarily.

14.Revocation/Effective Date. Executive may revoke his acceptance of this General Release within seven (7) calendar days after signing it by delivering (including by facsimile or email) no later than midnight of the seventh day a written notice of revocation to:

Chief People Officer
LendingTree, Inc.
11115 Rushmore Dr.
Charlotte, NC 28277
Fax: 704-314-0870
Email: claudette@tree.com

If Executive revokes this General Release during the seven-day period, the General Release and all obligations hereunder become null and void in their entirety. If Executive does not revoke his acceptance on or before that date, his acceptance of this General Release shall become binding and enforceable on the eighth day (“Effective Date of the General Release”).
15.Timing of Payment/Mitigation: Following the Effective Date of the General Release and conditioned on Executive’s continuing compliance with both this General Release and the Amended Employment Agreement, the Base Salary Severance will be paid to Executive in accordance with the section of the Amended Employment Agreement entitled “Termination of Employment; Severance.”

16. Preserved Rights of Executive. This General Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this General Release. In addition, this General Release does not prohibit Executive from seeking relief in the event of a breach of the General Release, or from challenging the validity of waiver and release of claims under the Age Discrimination in Employment Act.

17.Entire Agreement/Severability. Executive and Company warrant that no promise, inducement, or agreement not expressed or incorporated herein has been made to Executive in connection with this General Release, and that this General Release constitutes the entire agreement between the parties and supersedes all prior agreements and understandings of the parties arising out of or relating to Executive's employment with the Company, except for Executive’s ongoing obligations pursuant to the Amended Employment Agreement, including without limitation the Restrictive Covenants, and the Confidentiality policy set forth in the Company’s handbook, and Executive's continuing obligations pursuant to that policy. It is expressly understood and agreed that this General Release may not be altered, amended, modified or otherwise changed in any respect whatsoever except by an executed written agreement signed by both parties. The parties hereto agree that they will make no claim at any time or place that this General Release has been orally altered or modified or otherwise changed by oral communication of any kind or character. If any provision of this General Release is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this General Release, which shall continue and remain in full force and effect.

18.Binding Effect. This General Release is and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, affiliates, predecessors, successors and assigns.

19.No Representations. Each of the parties to this General Release acknowledges that he/it is fully aware of the significance and legal effect of this General Release, including its release provisions, and is not entering into this General Release in reliance on any representation, promise, or statement.

20.Authority. The parties represent and warrant that he/it has full power, authority, and capacity to make the commitments contained in this General Release. Each of the parties represents and warrants that he/it has not assigned, or in any way transferred, all or any portion of any claim released by this General Release.

21.Mistake. Each of the parties to this General Release has investigated the facts pertaining to this General Release to the extent each party deems necessary. In entering into this General Release, each party assumes the risk of mistake with respect to such facts. This General Release is intended to be final and binding upon all parties regardless of any claim of mistake.

22.Construction. This General Release has been reviewed by the parties, and the parties have had a full opportunity to negotiate the contents of this General Release. The parties expressly waive any common law or statutory rule of construction that ambiguity should be construed against the drafter of this General Release, and agree that the language in all parts of this General Release shall in all cases be construed as a whole, according to its fair meaning.

23.Counterparts. This General Release may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

THIS IS A LEGALLY ENFORCEABLE AGREEMENT CONTAINING A GENERAL RELEASE OF CLAIMS.
IN WITNESS WHEREOF, Executive and LendingTree, Inc. have executed this General Release as of the date(s) identified below.

EXECUTIVE /s/ Alexander E. Mandel Alexander E. Mandel 7/10/15 Date (Executive Address) _____________________________________ _____________________________________ _____________________________________	LendingTree, Inc. By /s/ Claudette Parham Its CPO 7/10/15 Date